Exhibit 99.1
                            GRANT PARK FUTURES FUND

[LOGO]

                    GRANT PARK WEEKLY PERFORMANCE STATISTICS
                                    12/17/04

                      WEEKLY ROR       MTD ROR       YTD ROR

CLASS A UNITS          -0.02%          -2.30%        -8.90%
CLASS B UNITS          -0.03%          -2.34%        -9.67%

             WEEKLY COMMENTARY FOR THE WEEK ENDED DECEMBER 17, 2004

The Fund experienced a relatively flat week, ending the session with slight losses. Positions in the financials and energies recorded losses; gains came from the currency and agricultural/softs sectors.

Long positions in the financial (fixed income) sector lost ground with positions in the foreign markets recording the largest setbacks. Positive economic reports were released throughout the week, a bearish factor for fixed income prices as interest rates would be expected to rise in a growing economy. Prices for German bunds, the Euro BOBL and Eurex bunds fell on stronger-than-expected news regarding the German economy. The IFO Business Climate Index registered 96.2 during the month of December, its highest reading since April of this year and better than the 93.8 that economists had anticipated. Longs in the British short sterling and Liffe Euribor also posted losses as prices were lower after British retail sales data pointed to a spike in business activity. Longs in the Japanese bond market were undercut after the Tankan report (a quarterly survey of Japanese companies conducted by the Bank of Japan) showed that manufacturers had increased their expectations for capital spending and profits in the coming months, which was bearish news for fixed income prices. Long positions in the domestic market also recorded losses as prices for Treasury futures on the Chicago Board of Trade fell on news that weekly jobless claims fell 43,000 to 317,000, the biggest weekly drop since December of 2001.

Short positions in the energy sector posted losses over the week. Reports that terrorists were calling for renewed attacks on Mideast oil facilities drove crude prices back above the $46 level as the market staged a 4.8% rally on Friday. Forecasts for frigid temperatures across the U.S. Midwest and Northeast also contributed to the increase in prices. January crude was $5.57 higher at the end of the week, settling at $46.28 per barrel. Unleaded gas rose 11.02 cents. Natural gas was 61.4 cents higher while heating oil finished a little more than 21 cents better than last week's close.

Long positions in foreign currencies posted gains. The British pound gained more than 2 cents against the U.S. dollar on the better-than-expected retail sales data, reaching a 12-year high against the dollar at one point during the week. Longs in Japanese yen garnered positive returns as the favorable Tankan report spurred a rally in the

              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
          THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY

                                                (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                           o FAX (312) 756-4452
550 West Jackson Blvd, Suite 1300,          Performance Hotline: (866) 516-1574
Chicago, IL 60661                              website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com

[LOGO]

currency. Gains also came from long positions in the Australian dollar, the euro and the New Zealand dollar. Short positions in the U.S. dollar index benefited from a 0.47 point drop in the index.

Lastly, long positions in the 'soft' commodities enjoyed positive returns. March coffee futures rallied 7 cents for the week to close at $1.0430 per pound. Prices reached a four-and-a-half year high as Brazil's agricultural ministry reported that the country's 2005-06 coffee crop would be smaller than the previous year. Analysts said that some new buying by large funds triggered "stop loss" buying on behalf of market participants holding short positions.





































              ALL PERFORMANCE REPORTED IS NET OF FEES AND EXPENSES

              PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS
               FUTURES TRADING INVOLVES A HIGH DEGREE OF RISK AND
                       IS NOT SUITABLE FOR ALL INVESTORS
          THIS DOES NOT CONSTITUTE AN OFFER OF ANY SECURITY FOR SALE,
                          OFFERING BY PROSPECTUS ONLY


                                                (312) 756-4450 o (800) 217-7955
Dearborn Capital Management, LLC                           o FAX (312) 756-4452
550 West Jackson Blvd, Suite 1300,          Performance Hotline: (866) 516-1574
Chicago, IL 60661                              website: www.dearborncapital.com
                                              e-mail: funds@dearborncapital.com